UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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Preliminary Proxy Statement

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

WIRELESS TELECOM GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on July 6, 2006

To the Stockholders of Wireless Telecom Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Wireless Telecom Group, Inc., a New Jersey corporation (the ‘‘Company’’), will be held at the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1872, 21st Floor Main Meeting Room, on July 6, 2006, at 10:00 a.m., local time (the ‘‘Meeting’’), for the following purposes:

1.	To elect each of Savio W. Tung, James M. (‘‘Monty’’) Johnson, Hazem Ben-Gacem, Henry L. Bachman, John Wilchek, Michael Manza and Andrew Scelba as a member of the Company’s board of directors, for a term of one year or until their respective successors are elected and qualified; and

2.	To approve the Company’s Amended and Restated 2000 Stock Option Plan, to authorize options relating to an additional 2,000,000 shares of common stock of the Company, $.01 par value per share; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The board of directors of the Company unanimously recommends that you vote ‘‘FOR’’ each of the 7 nominees to the board of directors and ‘‘FOR’’ the approval of the Company’s Amended and Restated 2000 Stock Option Plan.

The close of business on April 25, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Meeting. A copy of the Company’s 2005 annual report is being mailed concurrently with this proxy material to all stockholders of record.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,
Robert Censullo Secretary

Dated: April 28, 2006

WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
July 6, 2006

This Proxy Statement and accompanying proxy card is furnished in connection with the solicitation by the Board of Directors of Wireless Telecom Group, Inc., a New Jersey corporation (the ‘‘Company’’), of proxies in the enclosed form for the Annual Meeting of Stockholders to be held at the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1872, 21st Floor Main Meeting Room, on July 6, 2006, at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders (the ‘‘Meeting’’). The persons named in the enclosed proxy form will vote the shares of the Company’s common stock, par value $.01 per share (the ‘‘Common Stock’’), for which they are appointed in accordance with the directions of the stockholders appointing them. In the absence of such directions, such shares will be voted ‘‘FOR’’ Proposal 1 and Proposal 2 set forth herein and, in their best judgment, will be voted on any other matters as may come before the Meeting. Any stockholder giving a proxy has the power to revoke such proxy at any time before it is voted by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054. A return envelope, which requires no postage if mailed in the United States, is enclosed herewith for your convenience.

The principal executive offices of the Company are located at 25 Eastmans Road, Parsippany, New Jersey 07054. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed to the Company’s stockholders is May 20, 2006.

The Company will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from the Company’s stockholders, by the Company’s directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of shares of the Company’s Common Stock as of the close of business on April 25, 2006 (the ‘‘Record Date’’) are entitled to vote at the Meeting. On the Record Date, there were 25,848,451 shares of Common Stock outstanding and entitled to be voted at the Meeting. As of the Record Date, there were 617 holders of record of the Company’s Common Stock. Each outstanding share of Common Stock as of the Record Date is entitled to one (1) vote on all matters to be acted upon at the Meeting. A complete list of stockholders of record entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for 10 days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 25 Eastmans Road, Parsippany, New Jersey 07054.

Most of the Company’s stockholders hold their shares through a stock brokerage account, bank or other nominee, rather than directly in their own name. There are some distinctions between shares held as a holder of record and those beneficially owned. If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the holder of record, and these proxy materials have been sent directly to you. As the holder of record, you have the right to grant your voting proxy directly to the persons named on the enclosed proxy card or to vote in person at the Meeting. A proxy card is enclosed with this proxy statement for you to use. If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in ‘‘street name’’, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Meeting. However, since you are not the holder of record, you may not vote these shares in person at the Meeting. Your broker or nominee has enclosed a voting instruction card with this proxy statement for you to use in directing the broker or nominee how to vote your shares. Shares of Common Stock held in street name may be voted in person by you only if you obtain a signed proxy from the holder of record giving you the right to vote the shares.

The presence, in person or by properly executed proxy, at the Meeting of the holders of shares entitled to cast a majority of the votes at the Meeting is necessary to constitute a quorum in order to transact business at the Meeting. If a quorum is present, the affirmative vote of a plurality of the votes cast at the Meeting is required to elect each of the nominees named in this proxy statement as a director of the Company. A ‘‘plurality’’ means that the nominees who receive the highest number of votes cast ‘‘FOR’’ will be elected as directors. All other matters submitted to a vote of stockholders, including approval of the Amended and Restated 2000 Stock Option Plan, require the affirmative vote of a majority of the votes cast at the Meeting for approval.

In the election of directors, you may vote ‘‘FOR’’ all of the nominees or your vote may be ‘‘WITHHELD’’ with respect to one or more of the nominees. You may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN’’ for any other proposals. For purposes of determining the number of votes cast with respect to a matter, only those votes cast ‘‘FOR’’ or ‘‘AGAINST’’ a proposal are counted. ‘‘Broker non-votes,’’ if any are submitted by brokers or nominees in connection with the Meeting, will not be counted as votes ‘‘FOR’’ or ‘‘AGAINST’’ for purposes of determining the number of votes cast, but will be treated as present for quorum purposes. ‘‘Broker non-votes’’ are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable securities exchange rules. Shares as to which a stockholder or broker withholds from voting or as to which a shareholder or broker abstains will be treated as shares that are present for purposes of determining the presence of a quorum. Withhold votes, however, will not be counted ‘‘FOR’’ the election of any nominees, and abstentions will not be counted ‘‘FOR’’ or ‘‘AGAINST’’ a proposal. Withhold votes, abstentions and broker non-votes will have no effect on the outcome of any proposal presented at the Meeting. Proxy ballots are received and tabulated by the Company’s transfer agent and certified by the inspector of election.

PROPOSAL 1.
ELECTION OF DIRECTORS

General

The Company’s by-laws provide that the Company’s board of directors shall consist of up to nine members. The number of directors constituting the Company’s board of directors, as determined by the Company’s board of directors, is currently fixed at seven, and at present, there are seven directors serving on the Company’s board of directors. At the Meeting, the Company’s shareholders will be asked to vote for the election of seven nominees to serve on the Company’s board of directors until the next annual meeting of shareholders or until their respective successors are elected and qualified.

If a proxy is properly executed but does not contain voting instructions, it will be voted ‘‘FOR’’ the election of each of the nominees named below as a director of the Company. Proxies cannot be voted for a greater number of persons than seven. Management has no reason to believe that any of the nominees named below will not be a candidate or will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxies may be voted for such substitute nominees as the Company’s board of directors may designate.

Director Nominees, Current Directors and Executive Officers of the Company

Set forth below are the names, ages and descriptions of the backgrounds, as of April 25, 2006, of each of the director nominees, current directors and executive officers of the Company.

Name	Age	Position
Savio W. Tung(1)	56	Chairman of the Board
James M. (‘‘Monty’’) Johnson(1)	51	Vice Chairman and Chief Executive Officer
Hazem Ben-Gacem(1)	36	Director
Henry L. Bachman(1)(4)	76	Director
John Wilchek(1)(3)(4)	65	Director
Michael Manza(1)(2)(4)	70	Director
Andrew Scelba(1)(2)(3)	74	Director
Paul Genova	50	President and Chief Financial Officer

(1)	Director Nominee

(2)	Member of Nominating and Governance Committee

(3)	Member of Compensation Committee

(4)	Member of Audit Committee

Savio W. Tung, a director nominee, was appointed Chairman of the Board on July 1, 2005. Mr. Tung is the global head of the venture capital activities of Investcorp Technology Ventures, L.P. (‘‘Investcorp’’). Mr. Tung is a member of Investcorp’s Investment Commitment Committee and he is also a member of Investcorp’s Financial Risk Management Committee. Before joining Investcorp in 1984, Mr. Tung was a senior banker with Chase Manhattan Bank and worked at their offices in New York, Bahrain, Abu Dhabi and London. Prior to forming Investcorp’s venture capital activities, Mr. Tung was the head of Investcorp’s U.S. private equity team. Mr. Tung is currently chairman of Vaultus, Inc., and a board member of Viewlocity Inc. Mr. Tung holds a BSc in Chemical Engineering from Columbia University. Mr. Tung is a trustee of Columbia University and is on the board of the Columbia Investment Management Company.

James M. (‘‘Monty’’) Johnson, a director nominee, was appointed Vice Chairman of the Board and Chief Executive Officer of the Company on January 23, 2006. Prior to joining the Company, Mr. Johnson served from August 2003 until October 2005 as President and General Manager, Network Signaling Group (formerly Network Signaling Division) of Tekelec, a manufacturer of network signaling products, switching products and services for telecommunications networks and contact centers. From January 2003 until his appointment as General Manager, he served as Vice President, Network Signaling Division Strategy and Product Management of Tekelec. From December 2001 until joining Tekelec, Mr. Johnson served as Vice President, Global Sales and Service of dynamicsoft, Inc., a communications software company. From March 1999 until November 2001, he served as Vice President, Global Account Management of Motorola, Inc. Mr. Johnson received a B.S. degree in Electrical Engineering from The Citadel and an M.S. degree in Electrical Engineering from Georgia Tech University.

Hazem Ben-Gacem, a director nominee, was appointed a director of the Company on July 1, 2005. Mr. Ben-Gacem has been a partner of Investcorp’s venture team in Europe since its inception in early 2001. Mr. Ben-Gacem currently sits on the boards of Utimaco Safeware AG and Trema NV. Prior to that, Mr. Ben-Gacem was a member of Investcorp’s European private equity team since 1994. Prior to joining Investcorp, Mr. Ben-Gacem was a member of Credit Suisse First Boston’s Mergers & Acquisitions team in New York. Mr. Ben-Gacem is a graduate of Harvard University where he received a B.A. in Economics with honors.

Henry L. Bachman, a director nominee, became a director of the Company in January 1999 and has a career of over 50 years in the electronics industry. From 1951 to 1996, Mr. Bachman served as Vice President of Hazeltine, a subsidiary of Marconi Aerospace Systems Inc., Advanced Systems Division, on a full-time basis and currently provides consulting services to them on a part-time basis. Mr. Bachman was President of The Institute of Electrical and Electronics Engineers (IEEE). Mr. Bachman has a Bachelor’s degree and MS degree from Polytechnic University and completed the Advanced Management Program at Harvard Sloan School of Management.

John Wilchek, a director nominee, became a director of the Company in May 1993. He was the founder, President, CEO and Chairman of Zenith Knitting Mills until his retirement in 1991.

Michael Manza, a director nominee, became a director of the Company in June 2002. From 1988 until his retirement in 1999, Mr. Manza was a Partner at M.J. Meehan & Co. and served on its Management Committee. From 1979 to 1988, Mr. Manza worked for L.F. Rothschild Unterberg Towbin as a Partner and Managing Director. From 1952 until 1979, Mr. Manza worked for Josephthal & Co. in several capacities, and served as Partner and Manager from 1966 until 1979. Mr. Manza received his Bachelors degree in Business from New York University and his Masters degree in Finance from The New York Institute of Finance.

Andrew Scelba, a director nominee, became a director of the Company in January 2003. In 1980, Mr. Scelba established ANR advertising, a technical agency specializing in electronic and telecommunication accounts, servicing both national and international accounts. In 1990, the name was changed to SSD&W and subsequently SGW. Mr. Scelba served as President and later Chairman of the Board. In 2000, Mr. Scelba retired, but continued to consult for the agency. Mr. Scelba has a Bachelor of Science degree in Advertising and a MBA in Marketing from Fairleigh Dickenson University.

Paul Genova has served as the Company’s Chief Financial Officer since September 2003 and since March 2004 has served as the Company’s President. From March 2004 until July 2005, Mr. Genova served as a director of the Company and from September 2005 to January 2006, Mr. Genova served as interim Chief Executive Officer of the Company. From 1994 to February 2002, Mr. Genova served as Chief Financial Officer of Wilson Logistics, Inc., a supply chain management and industrial services provider, which is a wholly owned subsidiary of Wilson Logistics Holdings, AB Sweden. From 1985 to 1994, Mr. Genova worked with Deloitte & Touche as a Senior Audit Manager, working with various global manufacturing companies. Mr. Genova earned his New York CPA certificate in 1983 and has a Bachelor of Science degree in Accounting from Manhattan College.

There is no family relationship among any of the director nominees, current directors or executive officers of the Company.

Independence of Directors

The Company’s board of directors has determined that all of the Company’s directors, except Mr. Tung, Mr. Ben-Gacem and Mr. Johnson, are currently ‘‘independent’’ in accordance with the applicable listing standards of the American Stock Exchange as currently in effect. Due to Messrs. Tung’s and Ben-Gacem’s affiliation with Investcorp, which owns approximately 25.4% of the Company’s Common Stock and has a significant business relationship with the Company, neither Mr. Tung nor Mr. Ben-Gacem are independent. Under applicable American Stock Exchange Rules, Mr. Johnson is not considered independent because he presently serves as the Company’s Chief Executive Officer.

Meetings of the Board of Directors

During the year ended December 31, 2005, the Company’s board of directors held six meetings. The board of directors has an Audit Committee, a Compensation Committee and a Nominations and Governance Committee. During the year ended December 31, 2005, the Audit Committee held four meetings, the Compensation Committee held one meeting and the Nominations and Governance Committee held one meeting. During year ended December 31, 2005, no director attended fewer than 75% of the aggregate of the total number of meetings of the Company’s board of directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Company’s board of directors on which he served (held during the period that he served).

Directors who are not employees of the Company are compensated for their services according to a standard arrangement. Such directors are paid a retainer of $2,000 for each meeting of the Company’s board of directors attended by such director. Directors who are members of the Audit Committee are paid $250 for attending meetings of the Audit Committee, which do not precede or follow a meeting of the entire board of directors. Director Hazam Ben Gacem’s compensation is limited to cash reimbursement of actual and necessary travel expenses as applicable for travel to physically attend the appropriate meetings.

Corporate Governance and Board Committees

The Company’s board of directors has adopted a Code of Business Conduct and Ethics (the ‘‘Code’’) that outlines the principles of legal and ethical business conduct under which the Company does business. The Code, which is applicable to all directors, employees and officers of the Company, is available at the Company’s website at www.wtt.bz. Any substantive amendment or waiver of the Code may be made only by the Company’s board of directors or a committee of the board of directors, and will be promptly disclosed to the Company’s shareholders on its website. In addition, disclosure of any waiver of the Code will also be made by the filing of a Current Report on Form 8-K with the SEC.

The Company’s board of directors has also adopted a written charter for both the Audit Committee and Nominations and Governance Committees. Each charter is available on the Company’s website at www.wtt.bz.

The Audit Committee serves at the pleasure of the Company’s board of directors, and is authorized to review proposals of the Company’s auditors regarding annual audits, recommend the engagement or discharge of the auditors, review recommendations of such auditors concerning accounting principles and the adequacy of internal controls and accounting procedures and practices, to review the scope of the annual audit, to approve or disapprove each professional service or type of service other than standard auditing services to be provided by the auditors, and to review and discuss the audited financial statements with the auditors. The members of the Audit Committee during the year ended December 31, 2005 were Messrs. Henry L. Bachman, Michael Manza and John Wilchek. Such directors are paid a retainer of $250 for each meeting of the Audit Committee attended by such directors. The Company’s board of directors has determined that each member of the Audit Committee currently meets the independence criteria set forth in the applicable rules of the American Stock Exchange and the SEC for audit committee membership. The board of directors has also determined that all members of the Audit Committee possess the level of financial literacy required by applicable American Stock Exchange and SEC rules. The Company’s board of directors has determined that Henry L. Bachman is qualified as an ‘‘audit committee financial expert’’ as defined by the SEC. For additional information about the Audit Committee, see ‘‘Report of the Audit Committee’’ below.

The Compensation Committee serves at the pleasure of the Company’s board of directors, and is authorized to establish salaries, incentives and other forms of compensation for officers, directors and certain key employees and consultants, administer the Company’s various incentive compensation and benefit plans and recommend policies relating to such plans. The members of the Compensation Committee during the year ended December 31, 2005 were Messrs. Karabet Simonyan, Henry Bachman, Andrew Scelba and John Wilchek. Effective as of October 13, 2005, Karabet Simonyan resigned as a director of the Company and Mr. Bachman was appointed. Each of Messrs. Bachman, Scelba and Wilchek is currently independent for purposes of the applicable American Stock Exchange rules.

The Nominations and Governance Committee serves at the pleasure of the Company’s board of directors. The Nominations and Governance Committee oversees the process for performance evaluations of each of the committees of the board of directors and is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Company’s board of directors. It is also within the charter of the Nominations and Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominations and Governance Committee reviews possible candidates for the Company’s board of directors and recommends the nominees for directors to the board for approval. The members of the Nominations and Governance Committee during the year ended December 31, 2005 were Messrs. Karabet Simonyan, Michael Manza and Andrew Scelba. Effective as of October 13, 2005, Karabet Simonyan resigned as a director of the Company and Mr. Bachman was appointed. Each of Messrs. Bachman, Scelba and Wilchek is currently independent for purposes of the applicable American Stock Exchange rules.

Director Nominations

The Nominations and Governance Committee is responsible for, among other things, the selection, or the recommendation to the Company’s board of directors for selection, of nominees for election as directors. The Company’s board of directors determines whether the Nominations and Governance Committee shall make director nominations as a committee or make recommendations to the board of directors with respect to director nominations. The Nominations and Governance Committee does not currently have a policy whereby it will consider recommendations from shareholders for its director nominees. The Nominations and Governance Committee feels that it is not appropriate for the Company to have such a policy at this time.

When considering the nomination of directors for election at an annual meeting of shareholders or, if applicable, a special meeting of shareholders, the Nominations and Governance Committee reviews the needs of the Company’s board of directors for various skills, background and experience. When reviewing potential nominees, the Nominations and Governance Committee considers the perceived needs of the Company’s board of directors, the candidate’s relevant background, experience, skills and potential contributions to the Company’s board of directors.

There are no specific minimum criteria for director nominees. However, the Nominations and Governance Committee’s goal is to assemble a board of directors comprised of directors possessing the highest personal and professional ethics, integrity and values and who will be committed to representing the long-term interests of the Company’s shareholders. Director candidates must have sufficient time available in the judgment of the Nominations and Governance Committee to perform all board of directors and committee responsibilities that will be expected of them. Members of the Company’s board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and applicable committees. The Nominations and Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria set forth above.

If the Nominations and Governance Committee believes that the Company’s board of directors requires additional candidates for nomination, the Nominations and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’

questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominations and Governance Committee.

Under the terms of a shareholders’ agreement, dated July 1, 2005, among the Company, Investcorp and Cyrille Damany, the Company’s former Chief Executive Officer, for so long as Investcorp's beneficial ownership of Common Stock continuously equals or exceeds 12.5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee two candidates for nomination for election to the Company’s board of directors. For so long as Investcorp's beneficial ownership of Common Stock is less than 12.5% but continuously equals or exceeds 5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee one candidate for nomination for election to the Company’s board of directors. If at any time Investcorp's beneficial ownership of Common stock falls below 12.5% or 5% (as applicable) of the issued and outstanding shares of Common Stock and Investcorp does not increase its beneficial ownership above such thresholds (as applicable) prior to the end of a 20-day grace period, Investcorp’s nomination rights corresponding to such beneficial ownership threshold will expire at the end of the 20-day grace period.

Communications by Shareholders with Directors

The Company encourages shareholder communications to the Company’s board of directors and/or individual directors. Shareholders who wish to communicate with the Company’s board of directors or an individual director should send their communications to the care of Paul Genova, President & CFO, Wireless Telecom Group, Inc., at 25 Eastmans Road, Parsippany, New Jersey 07054; Fax: (973) 386-9191. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. All other communications should be sent to the attention of the Chairman of the Nominations and Governance Committee. Mr. Paul Genova will maintain a log of such communications and will transmit as soon as practicable such communications to either the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, as applicable, or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr.Genova.

Director Attendance at Annual Meetings

The Company will make every effort to schedule its annual meeting of shareholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the Company’s annual meeting of shareholders. Five directors attended the Company’s 2005 annual meeting of shareholders.

Vote Required and Recommendation of the Company’s Board of Directors

The terms of each of the Company’s incumbent directors will expire on the date of the upcoming annual meeting. Accordingly, seven persons are to be elected to serve as members of the Company’s board of directors at the annual meeting. Management’s nominees for election by the Company’s shareholders to those seven positions are Savio W. Tung, James M. Johnson, Hazem Ben- Gacem, Henry L. Bachman, John Wilchek, Michael Manza and Andrew Scelba. Please see ‘‘Director Nominees, Current Directors and Executive Officers of the Company’’ above for information concerning each of the nominees.

If a quorum is present at the annual meeting, the seven nominees for directors receiving the highest number of votes cast ‘‘FOR’’ will be elected as directors of the Company, each to serve until the next annual meeting of the Company’s shareholders or until their respective successors are elected and qualified. Withhold votes and broker non-votes will have no effect on the outcome of the election of directors.

The Company’s board of directors unanimously recommends that you vote ‘‘FOR’’ the election of each of the nominees named above to the Company’s board of directors.

PROPOSAL 2.
APPROVAL OF THE AMENDED AND RESTATED 2000 STOCK OPTION PLAN, TO AUTHORIZE OPTIONS RELATING TO AN ADDITIONAL 2,000,000 SHARES OF COMMON STOCK

General

The Company is requesting that stockholders vote in favor of adopting the Amended and Restated 2000 Stock Option Plan (the ‘‘Amended 2000 Plan’’). We believe that stock options are beneficial to attracting and retaining employees, officers, directors and consultants. We currently issue options pursuant to the current 2000 Stock Option Plan (the ‘‘2000 Plan’’) pursuant to which a total of 1,500,000 shares of Common Stock may be issued. The Compensation Committee and the Company’s entire board of directors has voted unanimously to authorize the Amended 2000 Plan, subject to shareholder approval of the Amended 2000 Plan, to increase by 2,000,000 the total number of shares with respect to which options may be granted (from 1,500,000 to 3,500,000).

Since the inception of the 2000 Stock Option Plan, the total number of options granted, as of the record date April 25, 2006, were 2,088,000 less 588,250 which were canceled. Therefore, the net amount of stock options granted under the 2000 Plan was 1,499,750. At the record date, there were 250 unissued and authorized options available for future issuance to the Company’s eligible employees, officers, directors and consultants.

The Company’s board of directors believes that the adoption of the Amended 2000 Plan is advisable to give the Company the flexibility needed to attract, retain and motivate employees, officers, directors and consultants. If the proposal is not approved, the Amended 2000 Plan will not be effective and the Company will continue to be able to issue options relating to the remaining shares covered by the 2000 Plan prior to the proposed Amended 2000 Plan.

The Company’s board of directors unanimously recommends that you vote ‘‘FOR’’ the Amended 2000 Plan.

The following summary of the material features of the Amended 2000 Plan is qualified in its entirety by reference to the text of the Amended 2000 Plan, a copy of which has been filed with the Securities and Exchange Commission along with this proxy statement (see Annex A attached to this proxy statement), and any stockholder who wishes to obtain a copy of the Amended 2000 Plan may do so by written request to Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

Material Features of the Amended 2000 Plan

General Terms

The Amended 2000 Plan provides for the grant of incentive stock options (‘‘ISOs’’) and non-qualified stock options (‘‘NQSOs’’) in compliance with the Internal Revenue Code of 1986, as amended, (the ‘‘Code’’), to employees (approximately 230 as of the Record Date), officers (approximately 2 as of the Record Date), directors (approximately 7 as of the Record Date), and consultants and advisors (approximately 1 as of the Record Date) of the Company who are expected to contribute to the Company’s future growth and success.

Prior to the amendment, the total number of shares of Common Stock reserved for issuance under the 2000 Plan was 1,500,000. The amendment increases the total shares available by 2,000,000 to 3,500,000.

The Amended 2000 Plan provides that options granted under such plan at the discretion of the Stock Option Committee may become exercisable in such number of cumulative installments as the Stock Option Committee may establish, provided, however, no option may be exercisable until at least six months and one day from the date of grant. However, in the case of ISOs, the exercise price shall be no less than the fair market value of the Common Stock on the date of grant (110% in the case of stockholders owning more than 10% of the Company’s voting securities), and shall expire no later than the tenth (10th) anniversary of the date of grant (the fifth (5th) anniversary in the case of stockholders owning more than 10% of the Company’s voting securities). Generally, ISOs, to the extent such options are vested, may be exercised within a period of (i) ninety (90) days in the event an optionee ceases to be an employee of the Company, (ii) three (3) months if the optionee dies while in the employ of the Company and (iii) one (1) year if the optionee becomes disabled within the meaning of Section 22(e)(3) of the Code. Generally, NQSOs, to the extent such options are vested, will expire immediately upon the termination of the optionee’s employment with the Company; provided, however, such termination is for cause or is otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement. Notwithstanding, an NQSO, to the extent such options are vested, will be exercisable within a period of (i) three (3) months if the optionee dies while in the employ of the Company and (ii) one (1) year if the optionee becomes disabled within the meaning of Section 22(e)(3) of the Code. Pursuant to the Amended 2000 Plan and in compliance with the Code, to the extent that the aggregate fair market value, determined by the date or dates of grant for which ISOs are first exercisable by an optionee during any calendar year exceeds $100,000, such options shall be treated as NQSOs.

Certain Federal Tax Information

The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to options granted pursuant to the Amended 2000 Plan and with respect to the shares of Common Stock issuable upon the exercise thereof.

ISOs

In general, an optionee will not recognize regular income upon the grant or exercise of an ISO. The basis of shares transferred to an optionee pursuant to the exercise of an ISO is the price paid for such shares (i.e., the exercise price). Instead, an optionee will recognize taxable income upon the sale of Common Stock issuable upon exercise of an ISO. Notwithstanding, the exercise of an ISO may subject the optionee to alternative minimum tax.

In general, the tax consequences of selling Common Stock issuable upon the exercise of an ISO will vary with the length of time that the optionee holds such Common Stock prior to such sale. An optionee will recognize long-term capital gain or loss equal to the difference between the sale price of the Common Stock and the exercise price if the optionee sells the Common Stock after having had owned it for at least (i) two (2) years from the date the option was granted (the ‘‘Grant Date’’) and (ii) one (1) year from the date the option was exercised (the ‘‘Exercise Date’’).

However, an optionee will recognize ordinary compensation income and capital gain (if the sale price is greater than exercise price) or loss (if the sale price is less than the exercise price), if the optionee sells the Common Stock issuable upon the exercise of an ISO prior to having had owned it for less than (i) two (2) years from the Grant Date and (ii) one (1) year from the Exercise Date (each, a ‘‘Disqualifying Disposition’’). The capital gain or loss will be treated as long-term capital gain or loss if the optionee has held the Common Stock for more than one (1) year prior to the date of sale.

NQSOs

As in the case of ISOs, an optionee will recognize no income tax upon the grant of an NQSO. Unlike an ISO, however, an optionee exercising an NQSO will recognize ordinary income tax equal to the excess of the fair market value of the Common Stock on the Exercise Date over the exercise price.

With respect to the Common Stock issuable upon the exercise of an NQSO, an optionee generally will have a tax basis equal to the fair market value of the stock on the Exercise Date. Upon the subsequent sale of Common Stock issuable upon the exercise of an NQSO, an optionee will recognize a capital gain or loss, assuming the stock was a capital asset in the optionee’s hands, equal to the difference between the tax basis of the Common Stock and the amount realized upon disposition; provided, however, that the optionee has owned the Common Stock for a period of one (1) year.

Tax Consequences to the Company

The grant of ISOs and NQSOs under the Amended 2000 Plan will have no tax consequences to the Company. Furthermore, in the case of ISOs, the Company will not experience any tax consequences relating to the exercise of ISOs granted under the Amended 2000 Plan nor the exercise thereof. Notwithstanding, the Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income, including a Disqualifying Disposition or a Section 83(b) Election, upon the exercise of an NQSO; provided, however, that such deduction will be subject to the limitation of Section 162(m) promulgated under the Code.

New Plan Benefits

The number of shares that may be granted to the Company's chief executive officer, executive officers, non-employee directors and non-executive officers under the Amended and Restated 2000 Option Plan are not determinable at this time, as such grants are subject to the discretion of the Compensation Committee.

Equity Compensation Plan Information

During the fiscal year 2005, the Compensation Committee authorized the issuance of 109,000 and 100,000 stock option shares to its employees and directors, respectively, for future exercise. In 2006, as of the April 25th record date, the Committee also approved the issuance of 620,000 shares to the Company’s officers.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005:

	Number of Securities to be Issued upon Exercise of Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Plan category
Equity compensation plans approved by security holders	1,251,630	$2.51		(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,251,630	$2.51		(1)

(1)	In June 2000, the Company adopted the 2000 Plan. A maximum of 1,500,000 shares of Common Stock are currently available to be granted under the 2000 Plan, which plan will expire on the later of (a) the tenth anniversary of the date so determined or (b) the last expiration of awards granted under the 2000 Plan. As of April 25, 2006, 1,251,630 shares of Common Stock are issuable upon exercise of options that have been granted under the 2000 Plan. On April 27, 2006, the Compensation Committee and the Company’s entire board of directors approved the increase in the number of shares available for issuance under the Amended 2000 Plan to a total of 3,500,000. Therefore, as of April 27, 2006 there are 2,000,250 options remaining available for future issuance.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Compensation

The following table sets forth, for the years ended December 31, 2005, 2004 and 2003, the annual and long-term compensation for the Company’s Chief Executive Officers and its most highly compensated executive officers whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 2005.

Summary Compensation Table

Name and Principal Position	Annual Compensation					Long Term Compensation Awards Securities Underlying Options		All other Compensation
	Year	Salary	Bonus	Other Annual Compensation
Cyrille Damany(1)	2005	$32,265	—	—		—		$99,453	(2)
Former CEO	2004	—	—	—		—		—
	2003	—	—	—		—		—
Karabet Simonyan(3)	2005	—	—	$11,250	(4)	100,000	(5)	$7,871	(6)
Former Interim CEO,	2004	—	—	$10,250	(4)	—		$7,348	(6)
Non-Executive Chairman	2003	—	—	—		—		—
Paul Genova(7)	2005	$184,000	$65,000	—		—		$9,973	(8)
President and CFO	2004	$170,100	—	—		80,000		$7,595	(8)
and Former Interim CEO	2003	$39,083	$1,000	—		50,000		$153	(8)
Anthony Ramsden	2005	$145,000	$2,000	—		—		$9,891	(9)
President,	2004	$145,000	$1,000	—		—		$4,891	(9)
Microlab/FXR	2003	$132,600	—	—		—		$4,328	(9)

(1)	Effective July 1, 2005, Mr. Damany was appointed the Company’s Chief Executive Officer upon the resignation of Mr. Simonyan in connection with the Company’s acquisition of Willtek Communications GmbH (‘‘Willtek’’). Effective September 1, 2005, he resigned as Chief Executive Officer and Paul Genova, the Company’s President and Chief Financial Officer, was appointed interim Chief Executive Officer.

(2)	Represents the amount of pension fund contributions paid in 2005 and severance fee of $98,000.

(3)	Mr. Simonyan became non-executive Chairman of the Board in March 2004 and interim Chief Executive Officer of the Company in July 2004. Mr. Simonyan resigned as interim Chief Executive Officer effective July 1, 2005 and resigned as a member of the board of directors effective October 12, 2005.

(4)	Represents the amount of compensation received by Mr. Simonyan in 2005 and 2004 for his service as interim Chief Executive Officer. Mr. Simonyan did not receive a salary for his service as interim Chief Executive Officer, but rather received nominal compensation for such services at the discretion of the Company’s board of directors.

(5)	Effective October 12, 2005 the options were cancelled upon the resignation of Mr. Simonyan.

(6)	Represents the amount of premiums paid for Mr. Simonyan’s health insurance in 2004.

(7)	Mr. Genova has served as the Company’s Chief Financial Officer since September 2003 and has served as the Company’s President since March 2004. Mr. Genova served as interim Chief Executive Officer of the Company from September 1, 2005 until the appointment of Mr. Johnson on January 23, 2006.

(8)	Includes the total estimated value of the use of an automobile of $1,974 in 2005 and $3,535 in 2004, the premium paid on group term life insurance and accidental death and dismemberment insurance in 2005, 2004 and 2003, and the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan in 2005 and 2004.

(9)	Includes the premium paid on group term life insurance and accidental death and dismemberment insurance and the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan in 2005, 2004 and 2003.

Option Grants In Fiscal Year 2005

Name [1]	Number of Securities Underlying Option /SARs Granted in 2005 (#)	Percent of Total Options Granted to Employees in 2005(1)	Exercise of Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%(S)	10%(S)
Karabet Simonyan	100,000	47.9%	$2.57	03/22/2015	—	—

(1)	Based upon a total of 209,000 options granted to all employees and consultants during fiscal year 2005. Effective 1/1/2006 these options were cancelled.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Except as set forth below, the Company currently does not have any employment contracts or other similar agreements or arrangements with any of its executive officers.

Johnson Employment Agreement    The Company and Monty Johnson, the Company’s Vice Chairman and Chief Executive Officer, executed an employment agreement on January 23, 2006 (the ‘‘Johnson Employment Agreement’’). Under the terms of the Johnson Employment Agreement, Mr. Johnson will receive an annual base salary of $200,000, and will be entitled to receive an annual bonus, in the Company’s sole discretion, in the amount of up to $225,000, which will be determined based on achieving a certain minimum revenue and profit compounded annual growth rate. Mr. Johnson will be eligible to receive qualified stock options to purchase up to 500,000 shares of the Company’s Common Stock, which will vest 50% in 2008 and 50% in 2009, subject to accelerated vesting upon a change-in-control of the Company at an exercise price of $2.68 per share, the opening price of the Company’s Common Stock as reported by the American Stock Exchange on January 23, 2006. Mr. Johnson will also be entitled to reimbursement of his relocation expenses up to $75,000, as and when actually accrued upon presentation of detailed receipts therefor.

In addition, if Mr. Johnson’s employment is terminated without cause within the first year of his employment, Mr. Johnson will be entitled to receive a severance payment in the amount of $100,000. If Mr. Johnson’s employment is terminated by the Company for cause, or if Mr. Johnson terminates his employment without cause, he shall be entitled to no further compensation, benefits or obligations from the Company and he shall relinquish immediately his seat on the Company’s board of directors. Additionally, if the Company terminates Mr. Johnson’s employment without cause at any time, Mr. Johnson shall forfeit all rights to any unvested stock options and will immediately relinquish his seat on the Company’s board of directors.

Genova Severance Agreement    The Company and Paul Genova, the Company’s President and Chief Financial Officer, executed the Genova Severance Agreement on March 29, 2005. The Genova Severance Agreement provides that if Mr. Genova’s employment is terminated by the Company ‘‘without cause’’ or if Mr. Genova terminates his employment for ‘‘good reason,’’ then Mr. Genova will be entitled to receive (1) at the sole discretion of the Company, either a lump-sum cash payment equal to 75% of his annual base compensation then in effect (which based on Mr. Genova’s current annual base compensation, would be approximately $135,000), payable within 30 days after termination, or continuation of his base compensation then in effect for a period of nine months after termination, and (2) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he currently participates for a period of nine months following his termination. If Mr. Genova obtains subsequent employment during such nine-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. Under the terms of the Genova Severance Agreement, ‘‘cause’’ means the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s (or any successor’s) funds; (ii) gross or willful misconduct by Mr. Genova in the performance of his duties; (iii) a material violation of the Company’s (or any successor’s) Code of Conduct; or (iv) a conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved; and ‘‘good reason’’

means (i) the assignment to Mr. Genova of duties materially and adversely inconsistent with his position, title, duties, responsibilities or status with the Company as an officer of the Company, (ii) any removal of Mr. Genova from, or any failure to re-elect Mr. Genova as an officer of the Company, (iii) a reduction in Mr. Genova’s salary, or (iv) relocation of Mr. Genova’s principal place of employment to a place more than 30 miles from its current location, in each case without Mr. Genova’s written consent.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Henry Bachman, Andrew Scelba and John Wilchek. Currently, none of such persons is an officer or employee of the Company or any of its subsidiaries. During 2005, none of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of the Compensation Committee. No interlocking relationship, as defined by the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), exists between the board of directors or the Compensation Committee and the board of directors or Compensation Committee of any other company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Company strives to apply a uniform philosophy regarding compensation for all of its employees, including the members of its senior management. This philosophy is based upon the premise that the achievements of the Company result from the combined and coordinated efforts of all employees working toward common goals and objectives in a competitive, evolving market place.

The goals of the Company’s compensation program are to align remuneration with business objectives and performance, and to enable the Company to retain and competitively reward executive officers who contribute to the long-term success of the Company. The Company attempts to pay its executive officers competitively in order that it will be able to retain the most capable people in the industry. Information with respect to levels of compensation being paid by comparable companies is obtained from various publications and surveys. In making executive compensation decisions, the Compensation Committee considered achievement of certain quantitative and qualitative criteria, some of which relate to the Company’s performance and others of which relate to the performance of the individual employee. The Company’s performance criteria are selected by the Compensation Committee. Awards to executive officers are based on achievement of Company and individual performance criteria.

The Compensation Committee will evaluate the Company’s compensation policies on an ongoing basis to determine whether they enable the Company to attract, retain and motivate key personnel. To meet these objectives, the Company may from time to time increase salaries, award additional stock options or provide other short and long-term incentive compensation to executive officers.

Forms of Compensation

The Company provides its executive officers with a compensation package consisting of base salary and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in the Company’s industry.

Base Salary    Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the networking industry for individuals of similar education and background to the executive officers being recruited. The Company also considers the individual’s experience, reputation in his or her industry and expected contributions to the Company. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee’s determination that the individual’s level of contribution to the Company has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels.

Long-Term Incentive    Longer-term incentives are provided through stock options, which reward executives and other employees through the growth in value of the Company’s stock. The Compensation Committee believes that employee equity ownership provides a major incentive for employees to build shareholder value and serves to align the interests of employees with those of the Company’s shareholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities and contributions to the Company, with primary weight given to the executive officers’ relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join the Company may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of the Company’s Common Stock on the date of grant and will provide value to the executive officers only when the price of the Company’s Common Stock increases over the exercise price.

Employment and Severance Agreement    As a matter of business philosophy, in general, the Company does not enter into employment agreements with its senior executive officers. They serve at the will of the Company’s board of directors. This enables the Company to remove a senior executive officer prior to retirement whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested benefits). If a senior executive officer is removed, the Compensation Committee will exercise its business judgment in approving an appropriate separation arrangement in light of all relevant circumstances including the individual’s term of employment, past accomplishments and reasons for separation from the Company.

The only exceptions to this policy the Company has made recently are for Paul Genova, who serves as the Company’s President and Chief Financial Officer and who also served as interim Chief Executive Officer of the Company from September 1, 2005 to January 23, 2006, and Monty Johnson, the current Vice Chairman and Chief Executive Officer of the Company. The Company and Mr. Genova are parties to the Genova Severance Agreement, a copy of which was filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K dated March 29, 2005. Mr. Johnson and the Company are parties to the Johnson at-will Employment Agreement, which includes a provision for severance, a copy of which was filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K dated January 23, 2006.

Compliance with Internal Revenue Code Section 162(m)    Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts deductibility of executive compensation paid to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to stock options granted under the Company’s 1995 and 2000 Stock Option Plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

2005 Compensation

Compensation for the individuals who served as Chief Executive Officer of the Company and other executive officers for fiscal 2005 was set according to the established compensation policy described above.

Paul Genova

Mr. Genova currently serves as the Company’s President and Chief Financial Officer and served as the Company’s interim Chief Executive Officer from September 1, 2005 until January 23, 2006. In the fiscal year ended December 31, 2005, Mr. Genova received $184,000 in salary, $65,000 in bonuses and $9,973 in other compensation for his service as an executive officer of the Company. Mr. Genova’s compensation for the 2005 fiscal year was based on qualitative managerial efforts and business ingenuity.

Cyrille Damany

Mr. Damany served as the Company’s Chief Executive Officer from July 1, 2005 until September 1, 2005. In the fiscal year ended December 31, 2005, Mr. Damany received $32,265 in salary, $0 in bonuses and a $98,000 severance fee as other compensation for his service as an executive officer of the Company. Mr. Damany’s compensation for the 2005 fiscal year was based on qualitative managerial efforts and business ingenuity.

Karabet Simonyan

Mr. Simonyan served as the Company’s interim Chief Executive Officer from July 2004 until July 1, 2005. In the fiscal year ended December 31, 2005, Mr. Simonyan received $19,122 in compensation for his services as interim Chief Executive Officer. On March 22, 2005, with Mr. Simonyan abstaining, the Compensation Committee recommended to the Company’s board of directors that the board of directors grant Mr. Simonyan incentive stock options to purchase 100,000 shares of the Company’s Common Stock, at an exercise price of $2.57 per share, representing the closing price of the Company’s Common Stock on that date as reported on the American Stock Exchange. The options were cancelled effective January 1, 2006.

COMPENSATION COMMITTEE
Henry L. Bachman Andrew Scelba John Wilchek

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors, as defined in the AMEX listing standards, and operates under a written charter adopted by the board of directors. The members of the Company’s Audit Committee are Henry L. Bachman, John Wilchek and Michael Manza.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005:

(1)	The Audit Committee reviewed and discussed the audited financial statements with management;

(2)	The Audit Committee discussed with Lazar Levine & Felix LLP, the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, (as may be modified or supplemented);

(3)	The Audit Committee reviewed the written disclosures and the letter from Lazar Levine & Felix LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, to be filed with the SEC.

Fees Paid to Principal Accountants

Audit Fees

The aggregate fees billed for professional services and paid for the annual audit and for the review of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for each of the quarters of the years ended December 31, 2005 and 2004 and the Company’s Forms 10-Q for the years ended December 31, 2005 and 2004 were approximately $133,000 and $99,000, respectively.

Audit-Related Fees

The Company did not engage Lazar Levine & Felix, LLP to provide audit-related services during the years ended December 31, 2005 or 2004. Therefore, there were no fees billed for services of that type.

Tax Fees

The aggregate tax fees billed for all respective services for the years ended December 31, 2005 and 2004, were approximately $25,000 and $22,000, respectively.

All Other Fees

The aggregate fees billed for all other non-audit services, including fees for acquisition analysis, rendered by the principal accountant for the years ended December 31, 2005 and 2004, were approximately $3,700 and $11,000, respectively.

The Audit Committee has reviewed the non-audit services provided by the principal accountants and determined that the provision of these services during fiscal years 2005 and 2004 are compatible with maintaining the principal accountants independence.

AUDIT COMMITTEE
Henry L. Bachman John Wilchek Michael Manza

PERFORMANCE GRAPH

The graph below presents the yearly percentage change in the cumulative total stockholder returns for the Company’s Common Stock compared with (i) the American Stock Exchange Market Value Index and (ii) a peer group index selected on an industry basis. The graph assumes that the value of the investment in the Company’s Common Stock, the American Stock Exchange Market Value Index and the peer group index each was $100 on December 31, 2000 and that all dividends were reinvested. All of the indices include only companies whose common stock has been registered under Section 12 of the Exchange Act, for at least the time frame set forth in the graph.

The total shareholder returns depicted in the graph are not necessarily indicative of future performance. The Performance Graph and related disclosure shall not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the graph and such disclosure by reference.

	ASSUMES $100 INVESTED ON JANUARY 1, 2001 ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING DEC. 31, 2005.
	FISCAL YEAR ENDING
COMPANY/MARKET/INDEX	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
WIRELESS TELECOM GROUP, INC.	100	154	106	172	172	168
SIC CODE INDEX	100	67	25	43	37	40
AMEX MARKET INDEX	100	95	92	124	143	157

401(K) Profit Sharing Plan 62

The company’s 401(k) Profit Sharing Plan (the ‘‘PSP’’) is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). The effective date of the PSP is January 1, 1991. This plan is administered under a Trust of which Mr. Paul Genova, the Company’s President and Chief Financial Officer, is the Trustee. All employees of the Company, who are 21 years or older, including its executive officers, are eligible to participate in the PSP after six months of employment with the Company.

Under the PSP, participating employees have the right to elect that their contributions to this plan be made from reductions from their compensation paid to them by the Company, up to 100% of their compensation per annum not to exceed $14,000 for 2005, per the IRS index and in compliance with GUST-EGTRRA. Additionally effective July 1, 2002 the plan allowed certain eligible participants to make additional pre-tax contributions to the plan up to $4,000 in 2005, if they meet the following requirements: They must be eligible to participate in the plans 401 (k) arrangement, they must be at least age 50 or older or will attain age 50 in 2005. These additional contributions known as ‘‘catch-up’’ contributions are in compliance with the EGTRRA and cannot exceed the maximum amount allowed under federal tax laws for that calendar year. Participating employees are entitled to full distribution of their share of the Company’s contribution under this plan upon their death, total disability, when they reach Normal Retirement Age (age 60) or when they reach Early Retirement Age (age 55). If their employment is terminated earlier, their share of the Company’s contributions will depend upon their number of years of employment with the Company.

All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company’s and employees’ contributions, they may receive investment earnings relating to the funds in their account under this plan.

Benefits under the PSP are payable to eligible employees in a single lump sum or in installments upon termination of their employment, although in-service withdrawals are permitted under certain circumstances. If more then 60% of its contributions are allocated to key employees, the Company will be compelled to contribute 3% of their annual compensation to each participating non-key employee’s account for that year. If the Company terminates this plan, participating employees are entitled to 100% of the Company’s contributions credited to their accounts. Company contributions to the plan for Fiscal 2005 and Fiscal 2004 aggregated $174,994 and $108,045, respectively.

Security ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the Company’s Common Stock owned as of the Record Date by (i) each person who is known by the Company to beneficially own more than 5% of its outstanding Common Stock, (ii) each director and director nominee and each of the Company’s current executive officers, and (iii) all executive officers and directors as a group without naming them. Except as otherwise set forth below, the address of each such person is c/o Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey, 07054. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after the Record Date, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Names and Addresses	Amount and Nature of Beneficial Ownership(1)	Percentage Owned(2)
Savio W. Tung(3)	6,472,667	25%
John Wilchek(4)	112,000	*
Henry Bachman(5)	81,000	*
Hazem Ben-Gacem(6)	6,472,667	25%
Michael Manza(7)	80,000	*
Andrew Scelba(8)	80,000	*
Paul Genova(9)	130,000	*
James M. ("Monty") Johnson(10)	0	*
All executive officers and directors as a group (7 persons)(11)	6,995,667	27%
FMR Corp. 82 Devonshire Street Boston, MA 02109(12)	1,549,600	5.9%
Damany Holding Gmbh(13) Gutenbergstrasse 2-4 85737 Ismaning, Germany	1,527,334	5.9%
Investcorp Technology Ventures, L.P.(14) P.O. Box 1111 West Wind Building Georgetown, Grand Cayman Cayman Islands, BWI	6,472,667	25%

*	Less than one percent.

(1)	Except as otherwise set forth in the footnotes below, all shares are beneficially owned, and the sole voting and investment power is held by the persons named.

(2)	Based upon 25,848,451 shares of Common Stock outstanding as of the Record Date.

(3)	Represents 6,472,667 shares of Common Stock beneficially owned by Investcorp. Mr. Tung disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Ownership includes 92,000 shares of Common Stock and 20,000 shares of Common Stock subject to options currently exercisable within 60 days of the Record Date.

(5)	Ownership includes 7,000 shares of Common Stock and 74,000 shares of Common Stock subject to options currently exercisable within 60 days of the Record Date.

(6)	Represents 6,472,667 shares of Common Stock beneficially owned by Investcorp. Mr. Ben-Gacem disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Ownership includes 40,000 shares of Common Stock and 40,000 shares of Common Stock subject to options currently exercisable within 60 days of the Record Date.

(8)	Ownership includes 40,000 shares of Common Stock and 40,000 shares of Common Stock subject to options currently exercisable within 60 days of the Record Date.

(9)	Ownership consists of 130,000 shares of Common Stock subject to options currently exercisable within 60 days of the Record Date. Excludes 120,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the Record Date.

(10)	Excludes 500,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the Record Date.

(11)	Ownership consists of 6,651,667 shares of the Company’s Common Stock and 304,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Record Date.

(12)	Based on information set forth in Schedule 13-G/A, dated February 14, 2006, filed with the Commission on February 14, 2006.

(13)	Based on information set forth in Schedule 13D, dated July 1, 2005, filed with the Commission on July 11, 2005.

(14)	Based on information set forth in Schedule 13D, dated July 1, 2005, filed with the Commission on July 11, 2005.

Director Compensation

Directors who are not employees of the Company are compensated for their services according to a standard arrangement authorized by a resolution of the board of directors. Such directors are paid a retainer of $2,000 for each meeting of the board of directors attended by such director. Directors who are members of the Audit Committee are paid $250 for attending meetings of the Audit Committeee, which do not precede or follow a meeting of the entire board of directors. Director Hazam Ben Gacem’s compensation is limited to cash reimbursement of actual and necessary travel expenses as applicable for travel to physically attend the appropriate meetings. For 2005, this amounted to $37,711 in reimbursements.

Director and Officer Liability

New Jersey’s Business Corporation Act permits New Jersey corporations to include in their certificates of incorporation a provision eliminating or limiting the personal liability of directors and officers of the corporation for damages arising from certain breaches of fiduciary duty. The Company’s Certificate of Incorporation includes a provision eliminating the personal liability of directors and officers to the Company and its stockholders for damages to the maximum extent permitted by new Jersey law, including exculpation for acts or omissions in violation of directors’ and officers’ fiduciary duties of care. Under current New Jersey law, liability is not eliminated in the case of a breach of a director’s or officer’s duty of loyalty (i.e., the duty to refrain from transactions involving improper conflicts of interest) to the Company or its stockholders, the failure to act in good faith, the knowing violation of law or the obtainment of an improper personal benefit. The Company’s Certificate of Incorporation does not have an effect on the availability of equitable remedies (such as an injunction or rescissions) for breach of fiduciary duty. However, as a practical matter, equitable remedies may not be available in particular circumstances. The Company also has in effect under a policy effective April 1, 2006, and expiring on July 1, 2007, insurance covering all of its directors and officers against certain liabilities and reimbursing the Company for obligations for which it occurs as a result of its indemnification of such directors, officers and employees.

Relationship with Independent Public Accountants

Lazar Levine & Felix, LLP has been the Company’s independent auditors since 1991, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2006. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed Lazar Levine & Felix LLP to audit the Company and its subsidiaries financial statements for fiscal year 2006 and to report on these financial statements.

Representatives of Lazar Levine & Felix LLP are expected to be present at the annual meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the Company’s stockholders.

Certain Relationships and Related Transactions

Under the terms of a shareholders’ agreement, dated July 1, 2005, among the Company, Investcorp and Cyrille Damany, the Company’s former Chief Executive Officer, for so long as Investcorp's beneficial ownership of Common Stock continuously equals or exceeds 12.5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee two candidates for nomination for election to the Company’s board of directors. For so long as Investcorp's beneficial ownership of Common Stock is less than 12.5% but continuously equals or exceeds 5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee one candidate for nomination for election to the Company’s board of directors. If at any time Investcorp's beneficial ownership of Common stock falls below 12.5% or 5% (as applicable) of the issued and outstanding shares of Common Stock and Investcorp does not increase its beneficial ownership above such thresholds (as applicable) prior to the end of a 20-day grace period, Investcorp’s nomination rights corresponding to such beneficial ownership threshold will expire at the end of the 20-day grace period.

Under the terms of an Amended Loan Agreement, dated March 29, 2005, between Investcorp and Willtek (the ‘‘Amended Loan Agreement’’), effective at the closing of the acquisition of Willtek on July 1, 2005, the Company agreed to guaranty payment of certain outstanding indebtedness of Willtek to Investcorp equal to €3.5 million or approximately $ 4.1 million, plus accrued but unpaid interest at the rate of 8% per year through the closing date of the Willtek acquisition. Thereafter, interest is to be accrued at the rate of 4% per annum. As of April 25, 2006, accrued interest is approximately $895,000. The entire principle and interest payment is due on December 31, 2006. As a result of the Company’s agreement to guaranty payment under the Amended Loan Agreement, the Company has a significant business relationship with Investcorp, which is also the largest single stockholder of the Company (owning approximately 25% of the outstanding shares of Common Stock).

OTHER MATTERS

The Management of the Company does not know of any matters other than those stated in the Proxy Statement, which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material, which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expense in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and fax.

The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2005 as filed with the Commission, including the financial statements, notes and schedules thereto. All such requests should be directed to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than l0% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors and greater than 10% beneficial owners are required by regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons with the Commission.

Based solely upon the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that the Company’s executive officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT THE NEXT ANNUAL MEETING

The Company’s stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 31, 2006. If next year’s annual meeting is held on a date more than 30 calendar days from April 30, 2007, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

By Order of the Board of Directors,
Robert Censullo Secretary

Dated: April 28, 2006

Annex A

WIRELESS TELECOM GROUP, INC.
AMENDED AND RESTATED 2000 STOCK OPTION PLAN

1.	Purpose; Types of Awards: Construction

The purpose of the Wireless Telecom Group, Inc. Amended and Restated 2000 Stock Option Plan (the ‘‘Amended 2000 Plan’’) is to provide incentives to directors, officers, employees, independent contractors, advisers and consultants of Wireless Telecom Group, Inc. (the ‘‘Company’’) or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Amended 2000 Plan is intended to permit the Committee (as defined in Section 3 hereof) to issue options totaling 3,500,000 shares of the Company’s common stock to directors, officers, employees, independent contractors, advisers and consultants of the Company. The Committee may grant options which shall constitute either ‘‘nonqualified stock options’’ (‘‘Nonqualified Stock Options’’ or ‘‘NSO’’) or ‘‘incentive stock options’’ (‘‘Incentive Stock Options’’ or ‘‘ISO’’) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’).

2.	Definitions

As used in this Amended 2000 Plan, the following words and phrases shall have the meanings indicated:

(1)    ‘‘Board’’ shall mean the Board of Directors of the Company.

(2)    ‘‘Common Stock’’ shall mean shares of common stock, par value $.01 per share, of the Company.

(3)    ‘‘Disability’’ shall mean the Optionee’s incapacity due to physical or mental illness, as a result of which the Optionee shall have been absent from his duties of employment with the Company on a full-time basis for the entire period of three (3) consecutive months, and within thirty (30) days after written notice of termination is given by the Company (which notice may be given within thirty (30) days before or at any time after the end of such three month period) shall not have returned to the performance of such duties on a fulltime basis.

(4)    ‘‘Fair Market Value’’ per share as of a particular date shall mean the value determined by the Committee in its discretion; provided, however, that in the event that there is a public market for the Common Stock, the fair market value is, if available, (i) the closing price of the Common Stock as of the date of grant as reported (in descending order of priority) on (A) a national securities exchange listing the Common Stock, (B) the NASDAQ Stock Market, (C) a national automated quotation system with daily trading volume in the Common Stock in excess of 10,000 shares, or (D) a regional securities exchange listing the Common Stock, or (ii) the average of the closing bid and asked prices of the Common Stock for the previous five trading days.

(5)    ‘‘Option’’ or ‘‘Options’’ shall mean a grant to an Optionee of an option or options to purchase shares of Common Stock. Options granted by the Committee pursuant to the Plan shall constitute either Nonqualified Stock Options or Incentive Stock Options, as determined by the Committee.

(6)    ‘‘Parent Corporation’’ shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an Option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(7)    ‘‘Subsidiary Corporation’’ shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(8)    ‘‘Ten Percent Stockholder’’ shall mean an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiary Corporations.

3.	Administration

(1)    The Amended 2000 Plan shall be administered by a committee (the ‘‘Committee’’) established by the Board, the composition of which shall at all times consist of two (2) or more individuals who are each members of the Board. If no Committee is appointed by the Board, the functions of the Committee shall be carried out by the Board, provided, however, that if at any time the Corporation has outstanding a class of equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the A1934 Act’’), the Corporation shall use reasonable efforts to grant, designate or amend any Options hereunder through a committee consisting solely of two or more persons, each of whom shall qualify as (i) a ‘‘Non-Employee Director’’, as that term is defined in subparagraph (b)(3)(i) of Rule 16b-3 (‘‘Rule 16b-3’’) promulgated under the 1934 Act, and (ii) an ‘‘outside director’’, within the meaning of Section 162(m) of the Code.

(2)    The Committee shall choose one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting. Any action may also be taken without the necessity of a meeting by a written instrument signed by all members of the Committee. The decision of the Committee as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Amended 2000 Plan or in any Option Agreement (as defined in Section 8) in the manner and to the extent it shall deem expedient to carry the Amended 2000 Plan into effect and shall be the sole and final judge of such expediency. No Committee member shall be liable for any action or determination made in good faith.

(3)    The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Amended 2000 Plan, to administer the Amended 2000 Plan and to exercise all the powers and authorities either specifically granted to it under the Amended 2000 Plan or necessary or advisable in the administration of the Amended 2000 Plan, including, without limitation, the authority to grant Options; to determine the purchase price of the shares of Common Stock covered by each Option (the ‘‘Option Price’’); to determine the persons to whom, and the time or times at which awards shall be granted, (such persons are referred to herein as ‘‘Optionees’’); to determine the number of shares to be covered by each award; to interpret the Amended 2000 Plan; to prescribe, amend and rescind rules and regulations relating to the Amended 2000 Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with awards granted under the Amended 2000 Plan; to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Amended 2000 Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, provided, however, that if at any time the Corporation has outstanding a class of equity securities required to be registered under Section 12 of the 1934 Act, the Committee may not delegate any of its responsibilities hereunder to any person who is not both a ‘‘Non-Employee Director’’, as that term is defined in subparagraph (b)(3)(i) of Rule 16b-3, and an ‘‘outside director’’, within the meaning of Section 162(m) of the Code. The Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Amended 2000 Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees.

(4)    The Board shall fill all vacancies, however caused.

(5)    No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Amended 2000 Plan or any award granted hereunder.

4.	Eligibility

(1)    Awards may be granted to directors, officers, employees, independent contractors, advisers and consultants of the Company. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Amended 2000 Plan.

(2)    Options designated as ISOs may be granted only to officers and other employees of the Company or any ‘‘subsidiary corporation’’ as defined in Section 424 of the Code. Non-Qualified Stock Options may be granted to any officer, employee, director, independent contractor, adviser, or consultant of the Company or of any Subsidiary Corporation. Non-Qualified Stock Options may be granted to an individual in connection with the hiring or engagement of the individual prior to the date that the individual first performs services for the Company or any Subsidiary Corporation.

5.	Common Stock Subject to the Amended 2000 Plan

(1)    The maximum number of shares of Common Stock reserved for the grant of Options shall be 3,500,000. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company.

(2)    If any outstanding award under the Amended 2000 Plan should, for any reason expire, be canceled or be terminated, without having been exercised in full, the shares of Common Stock allocable to the unexercised, canceled or terminated portion of such award shall (unless the Amended 2000 Plan shall have been terminated) become available for subsequent grants of awards under the Amended 2000 Plan.

(3)    Stock issuable upon exercise of an option granted under the Amended 2000 Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Committee.

6.	Incentive Stock Options

Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 8 hereof.

(1)    Value of Shares.    The aggregate Fair Market Value (determined as of the date that Incentive Stock Options are granted) of the shares of Common Stock with respect to which Options granted under this Plan and all other option plans of the Company and any Parent or Subsidiary Corporation that become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

(2)    Ten Percent Stockholders.    In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

7.	Nonqualified Stock Options

Options granted pursuant to this Section 7 are intended to constitute Non-Qualified Stock Options and shall be subject only to the general terms and conditions specified in Section 8 hereof.

8.	Terms and Conditions of Options

Each Option granted pursuant to the Amended 2000 Plan shall be evidenced by a written agreement between the Company and the Optionee in such form as the Committee shall from time to time approve (the ‘‘Option Agreement’’), which Option Agreement shall be subject to and set forth the following terms and conditions:

(1)    Number of Shares.    Each Option Agreement shall state the number of shares of Common Stock to which the option relates.

(2)    Type of Option.    Each Option Agreement shall specifically state whether the Option constitutes a Non-Qualified Stock Option or an Incentive Stock Option.

(3)    Option Price.    The option price or prices of shares of the Company’s Common Stock for options designated as Non-Qualified Stock Options shall be as determined by the Committee, but in no event shall the option price be less than the minimum legal consideration required therefor under the laws of the State of New Jersey or the laws of any jurisdiction in which the Company or its successors in interest may be organized. The option price or prices of shares of the Company’s Common Stock for ISOs shall be the Fair Market Value of such Common Stock at the time the option is granted as determined by the Committee.

(4)    Method and Time of Payment.    Each Option Agreement shall require that the Option Price be paid in full, at the time of exercise of an Option, in cash, by certified or cashier’s check.

(5)    Term and Exercisability of Options.    Except as otherwise provided in this Section 8 or Section 9 hereof or unless otherwise determined by the Committee and set forth in the Option Agreement, at the discretion of the Committee, options may become exercisable in such number of cumulative installments as the Committee may establish, provided, however, no option may be exercisable until at least six months and one day from the date of grant provided, however, that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except as specifically provided in Sections 8(f) and 8(g) hereof, all Options shall expire ten (10) years from the date of grant of such Option (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) or on such earlier date as may be prescribed by the Committee and set forth in the Option Agreement. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent; provided, however, that an Option may not be exercised at any one time as to fewer than 25 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 25).

(6)    Termination of Employment.    Except as provided in this Section 8(f) and in Sections 8(e) and (g) hereof, each Option granted hereunder shall expire, to the extent not theretofore exercised, sixty (60) days after the date the Optionee ceases to be employed by the Company or any of its Parent or Subsidiary Corporations (or on such other date as may be prescribed by the Committee and set forth in any Option Agreement).

(7)    Death or Disability of Optionee.    If an Optionee shall die while employed by the Company or a Parent or Subsidiary Corporation (or within such longer period as the Committee may have provided pursuant to Section 8(f) hereof), or if the Optionee’s employment shall terminate by reason of Disability, all Options theretofore granted to such Optionee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the Optionee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within six (6) months after the date of death or Disability of the Optionee; provided, however, that the Committee may, in any Option Agreement, extend such period of exercisability. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Optionee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such option.

(8)    Other Provisions.    The Option Agreements evidencing Options under the Amended 2000 Plan shall contain such other terms and conditions, not inconsistent with the Amended 2000 Plan, as the Committee may determine.

9.	Effect of Certain Changes

(1)    If there is any change in the shares of Common Stock through the declaration of extraordinary dividends, stock dividends, re-capitalization, stock splits, or combinations or exchanges of such shares, or in the event of a sale of all or substantially all of the assets of the Company (an ‘‘Asset Sale’’), or the merger or consolidation of the Company with or into another corporation (a ‘‘Merger’’), or in the event of other similar transactions, the Committee shall promptly make an appropriate adjustment to the number and class of shares of Common Stock available for awards, to the number of shares covered by outstanding awards after the effective date of such transaction, and, if applicable, to the price thereof; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

(2)    In the event of the dissolution or liquidation of the Company, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off or in the event of other similar transactions, the Committee may provide that:

(1)    the Optionee of any Option shall have the right to exercise such Option; and/or

(2)    each Option granted under the Plan shall terminate as of a date to be fixed by the Committee, and that not be less than thirty (30) days notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise (to the extent exercisable) with respect to such Option all or any part of the shares of Common Stock covered thereby.

(3)    In the event of an Asset Sale or a Merger, any award then outstanding may be assumed or an equivalent award may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If such successor corporation does not agree to assume the award or to substitute an equivalent award, the Board may, in lieu of such assumption or substitution, provide for the realization of such outstanding award in the manner set forth in subsections 9(b)(i) or 9(b)(ii) above.

(4)    In the event of a change in the Common Stock of the Company as presently constituted that is limited to a change of all of its authorized shares of Common Stock into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Amended 2000 Plan.

(5)    Except as hereinbefore expressly provided in this Section 9, the Optionee of an award hereunder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, Merger or spin-off of assets or stock of another company; and any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an award. The grant of an award pursuant to the Amended 2000 Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

10.	Period During Which Options May Be Granted

Awards may be granted pursuant to the Amended 2000 Plan from time to time within a period of ten (10) years from the date the Amended 2000 Plan is adopted by the Board, or the date the Amended 2000 Plan is approved by the stockholders of the Company, whichever is earlier.

11.	Nontransferability of Awards

The right of any Optionee to exercise any option granted to him or her shall not be assignable or transferable by such Optionee otherwise than by will or the laws of descent and distribution, or pursuant to a domestic relations order, and any such option shall be exercisable during the lifetime of such Optionee only by him; provided, however, that the Committee may permit the further transferability on a general or specific basis and may impose conditions and limitations on any permitted transferee. Any option granted under the Amended 2000 Plan shall be null and void and without effect upon the bankruptcy of the Optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, except as provided above with respect to Non-Qualified Stock Options, trustee process or similar process, whether legal or equitable, upon such option.

12.	Beneficiary

An Optionee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Optionee, the executor or administrator of the Optionee’s estate shall be deemed to be the Optionee’s beneficiary.

13.	Agreement by Optionee Regarding Withholding Taxes

If the Committee shall so require, as a condition of exercise of an Option granted hereunder, each Optionee shall agree that no later than the date of exercise, the Optionee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option. To the extent provided in the applicable Option Agreement, such payment may be made by the Optionee with shares of Common Stock (whether previously owned by, or issuable upon the exercise of an Option awarded to, such Optionee) having a Fair Market Value equal to the amount of such taxes. Alternatively, the Committee may provide that an Optionee may elect, to the extent permitted or required by law, to have the Company deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of an Option from any payment of any kind due to the Optionee.

14.	Rights as a Stockholder

An Optionee or a transferee of an award shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 9 hereof.

15.	No Rights to Employment

Nothing contained in the Amended 2000 Plan or in any option granted under the Amended 2000 Plan shall confer upon any option holder any right with respect to the continuation of his employment by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee at the time.

16.	Approval of Stockholders

The Amended 2000 Plan, and any grants of Options thereunder, shall be subject to approval by the holder(s) of a majority of the issued and outstanding shares of the Company’s capital stock which are entitled to vote on the subject matter thereof and are present in person or represented by proxy at a duly-called meeting of the stockholders of the Company which approval must occur within one year after the date that the Amended 2000 Plan is adopted by the Board. In the event that the stockholders of the Company do not approve the Amended 2000 Plan at a meeting of the stockholders at which such issue is considered and voted upon, then, upon such event, this Plan and all rights hereunder or under any Option Agreement entered into in connection herewith shall immediately terminate and no Optionee (or any permitted transferee thereof) shall have any remaining rights under the Amended 2000 Plan.

17.	Amendment and Termination of the Amended 2000 Plan

The Board at any time and from time to time may suspend, terminate, modify or amend the Amended 2000 Plan; provided, however, that any amendment that would materially increase the aggregate number of shares of Common Stock as to which awards may be granted under the Amended 2000 Plan or materially increase the benefits accruing to Optionees under the Amended 2000 Plan or materially modify the requirements as to eligibility for participation in the Amended 2000 Plan shall be subject to the approval of the holders of a majority of the Common Stock issued and outstanding, except that any such increase or modification that may result from adjustments authorized by Section 9 hereof shall not require such approval. Except as provided in Section 9 hereof, no suspension, termination, modification or amendment of the Amended 2000 Plan may adversely affect any award previously granted, without the express written consent of the Optionee.

18.	Compliance with Section 16(b)

In the case of Optionees who are or may be subject to Section 16 of the 1934 Act, it is the intent of the Company that the Amended 2000 Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the 1934 Act and will not be subjected to liability thereunder. If any provision of the Amended 2000 Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Optionees who are or may be subject to Section 16 of the 1934 Act.

19.	Restrictions on Issue of Shares.

(1)    Notwithstanding the provisions of Section 8, the Company may delay the issuance of shares of Common Stock covered by the exercise of an option and the delivery of a certificate for such shares of Common Stock until the delivery or distribution of any shares of Common Stock issued under this Amended 2000 Plan complies with all applicable laws (including without limitation, the Securities Act of 1933, as amended), and with the applicable rules of any stock exchange upon which the shares of Common Stock of the Company are listed or traded.

(2)    It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with all applicable legal and regulatory requirements within a reasonable time, except that the Company shall be under no obligation to qualify shares of Common Stock or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares of Common Stock in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

20.	Loans.

The Company may make loans to Optionees to permit them to exercise options. If loans are made, the requirements of all applicable Federal and state laws and regulations regarding such loans must be met.

21.	Modification of Outstanding Options.

The Committee may authorize the amendment of any outstanding option with the consent of the Optionee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of this Plan.

22.	Reservation of Stock.

The Company shall at all times during the term of the Amended 2000 Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Amended 2000 Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

23.	Limitation of Rights in the Option Shares.

Any communication or notice required or permitted to be given under the Amended 2000 Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: President, and, if to an Optionee, to the address as appearing on the records of the Company.

24.	Governing Law

The Amended 2000 Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof.

25.	Effective Date and Duration of the Amended 2000 Plan

This Amended 2000 Plan shall, subject to Section 16 hereof, be effective as of April 27, 2006, the date of its adoption by the Board of Directors, and shall terminate on the later of (a) the tenth anniversary of the date so determined or (b) the last expiration of awards granted hereunder.

PROXY
WIRELESS TELECOM GROUP, INC.
25 EASTMANS ROAD, PARSIPPANY, NEW JERSEY 07054

This Proxy is Solicited on Behalf of the Board of Directors
of Wireless Telecom Group, Inc.

The undersigned hereby appoints Messrs. James M. (‘‘Monty’’) Johnson and Paul Genova as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Wireless Telecom Group, Inc. held of record by the undersigned on April 25, 2006, at the Annual Meeting of Stockholders to be held on July 6, 2006 or any adjournment thereof. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the nominees for directors and FOR the proposal.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

1.	Election of each SAVIO W. TUNG, JAMES M. (‘‘MONTY’’) JOHNSON, HAZEM BEN-GACEM, HENRY L. BACHMAN, JOHN WILCHEK, MICHAEL MANZA, and ANDREW SCELBA as directors,

FOR all seven nominees listed (except as marked to the contrary above):

WITHHOLD AUTHORITY: (Instruction: To withhold authority to vote for any of the nominees strike a line through the nominee’s name in the list above)

2.	Proposal to approve the Amended and Restated 2000 Stock Option Plan to authorize options relating to an additional 2,000,000 shares of Common Stock.

FOR :

AGAINST:

ABSTAIN:

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

Dated: ______________________________________, 2006

Signature:____________________________________

Signature if held jointly:__________________________

When signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.